Code of Ethics

for

Principal Funds, Inc.
Principal Variable Contracts Funds, Inc.
Principal Management Corporation (“PMC”)
Principal Financial Advisors, Inc. (“PFA”)
Principal Funds Distributor (“PFD”)

The entities are collectively known as the “Fund Entities."

Code of Ethics

Revision Date	This version of the Code of Ethics is effective as of March 31, 2014.

Purpose of the Code
The Code is designed to ensure that Access Persons conduct their personal trading activities in a manner that does not take advantage of their access to non-public securities holdings information and trade activities of the Principal Funds, and to reasonably prevent Access Persons from:
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employing any device, scheme or artifice to defraud the Funds;
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making any untrue statements of material fact to the Funds
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omitting to state a material fact necessary in order to make the statements made to the Funds not misleading, in light of the circumstances under which they are made;
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engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or
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engaging in any manipulative practice with respect to the Funds.

Requirements of Access Persons include:
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Access Persons subject to the Code must observe the applicable standards of duty and care and comply with all applicable federal and state securities laws.
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Access Persons may not evade the Code’s provisions by having another person, whether family, friend or other, act in a manner in which the Access person is prohibited to act.
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Access Persons are required to disclose and report personal securities accounts and activities as described in the Code. Disclosures and reports will be monitored and reviewed by Compliance staff in an effort to ensure that Access Persons are not taking advantage of their access to non-public securities holdings information and trade activities of the Principal Funds.
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Access Persons are also required to report to Compliance any violations of the Code promptly.
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Access Persons will receive, and be required to certify to, the Code each January and more often as material changes may be made. The most recent copy of the Code is always available from the Designated Code of Ethics Compliance Officer or using the intranet address of http://inside.principal.com/ris/prin_funds/main/Navigation/mf_compliance.shtm

Code of Ethics, Continued

Who is Subject to the Code?	The following individuals are subject to the Code as "Access Persons":
1) Officers and Directors of PMC, PFA and the Funds(1);
2) Officers and Directors of PFD(2) and any company controlling PMC, who obtain information regarding the purchases and sales of fund securities in their regular functions or duties or whose functions relate to the recommendations of such purchases and sales;

3) Employees, temporary employees and contract employees of PMC and the Funds who:
a) Have access to non-public information regarding the Funds’ purchases and sales of securities or portfolio holdings, or
b) Who are involved in making, or have access to, recommendations made to a Fund.
4) Employees, temporary employees and contract employees of PMC(3) and/or PFA who:
a) Have access to non-public information regarding a customer’s purchase or sale activity, or
b) Are involved in making, or have access to, recommendations made to a customer.

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(1)
Under 17j-1, an Access Person who is an Independent Director and who would be required to make a report solely by reason of being a Fund director, need not make an initial holdings or an annual holdings report. In addition, an Independent Director need not provide a quarterly transaction report unless the Independent Director knew, or in the ordinary course of fulfilling his or her official duties as a Fund director, should have known, that during the 15-day period immediately before or after the Independent Director's transaction in a Security, the Fund purchased or sold the Security, or the Fund's Manager considered purchasing or selling the Security.

(2)	No officers or directors of PFD meet the 17j-1 definition of Access Person solely because of their positions as officer or director of PFD.

(3)
Employees, temporary employees and contract employees who are also employees of Principal Global Investors (“PGI”) and the Portfolio Manager(s) of the Core/Satellite portfolios of the Principal Funds are considered in compliance with this Code by complying with PGI’s Code of Ethics. PMC Compliance staff will verify compliance at least annually by reviewing records maintained by PGI. Notification of violations is provided to the Designed Code of Ethics Compliance Officer quarterly by PGI staff.

Code of Ethics, Continued

Administration and Reporting

The Code is administered by, or under the supervision of, the PMC’s Designated Code of Ethics Compliance Officer. The staff maintains a database of all identified Access Persons and their disclosed financial accounts.

Access Persons certify:
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receipt of, understanding of, and intent to comply with, the Code;
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report the execution of trades; and
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report holdings to the Designated Code of Ethics Compliance Officer via a report with copies of statements of all disclosed accounts.

Gifts are reported via email or handwritten.

The Designated Code of Ethics Compliance Officer will make exceptions to the provisions of the Code where necessary to ensure reporting is complete and as accurate as possible given the various policies and procedures used by firms holding disclosed accounts.

Inside Information

Inside Information

Under no circumstances may you use material, non-public information in connection with a securities transaction. Such purchases are considered a violation of the Code, even if pre-clearance is requested and received.

Employees who posses material, non-public information pertaining to a proprietary mutual fund are prohibited from trading in shares of that fund. Employees may obtain information about significant portfolio activity, such as large, unscheduled redemptions in illiquid markets, valuation errors that are not yet reflected in the NAV, or significant tax refunds or litigation recoveries, that is material and non-public. Trading in the funds while in possession of this type of information is prohibited.

Other types of information, such as a change in manager or a large purchase by an institutional investor, may be sensitive, but not expected to have significant impact on the Fund’s NAV, would not constitute material, non-public information and would not prohibit an employee from trading in the Fund.

The entities to which this Code applies have adopted an Insider Trading Policy which is included as Appendix B of this Code. Employees of the Principal are also subject to the Corporate Insider Trading Policy. That Policy may be found at: http://inside.principal.com/gfr/brc/busprac/insidertradingstatement.shtm

Disclosing Accounts

Types of Financial Accounts

Access Persons do not need prior approval to open financial accounts, but must disclose them within the quarter they are opened. The accounts which must be disclosed include those held at broker-dealers, transfer agencies, investment advisory firms, and other types of financial services firm.

Accounts in which APs have Beneficial Ownership

Financial accounts which must be disclosed include those in which you have beneficial ownership. Accounts in which you have beneficial ownership are those in which you have any direct or indirect financial interest, including:

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Accounts held individually in your own name or jointly with others;
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Accounts held by members of your family sharing the same household;
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Your proportionate interest in portfolio securities held in partnership (e.g., an investment club);
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Accounts holding derivative securities that can be converted through exercise or conversion (e.g., options and warrants);
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Situations where securities are held in certificate form (e.g., stock certificates and coupon bonds held in files, safes and safe deposit boxes); and
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Accounts held at Investment Advisory firms, even such accounts for which the adviser has complete discretion.

Exempted Accounts
Accounts exempt from the reporting requirements include:

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Accounts that hold ONLY exempt securities (described later) AND that CANNOT be used to trade non-exempt securities;
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State 529 Plans;
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Principal employee 401(k) plan accounts and Excess Plan accounts;
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Principal employee ESPP accounts; and
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Principal stock option accounts.

NOTE: Principal stock option accounts that have been "upgraded" to allow for trading in securities other than PFG stock must be disclosed.

Disclosing Accounts, Continued

Duplicate Confirmation and Statements

You must provide copies of your most recent account statements when you become an Access Person and, going forward, for the entire quarter at the end of each quarter.

If duplicate statements cannot be provided for any reason, you are required to provide a reason on the Quarterly Reporting Cover Sheet (QRCS) and report all transactions and holdings for that account on the QRCS.

Disclosing Security Holdings

Definition of Securities	When used in our Code, “Security" has the same meaning as Section 2(a)(36) of the Investment Company Act of 1940 which states:

“…any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

Securities that are included in the definition for purposes of the Code and which must also be disclosed include :

• Principal mutual funds
• Principal mutual funds used as investment options in Principal Life variable annuity and variable life contracts.
• Mutual funds managed by affiliated companies
• Mutual funds managed by affiliated companies used as funding options in non-proprietary variable annuity and variable life insurance contracts.

A list of the mutual funds managed by affiliated companies can be found in Appendix A.